Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-67450, 33-51490, 333-85669, 333-127765, 333-26781, 333-88356, 333-115619, 333-134186, 333-143032, and 333-150913) on Form S-8 of Jack in the Box Inc. of our reports dated November 19, 2009, with respect to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of September 27, 2009 and September 28, 2008, and the related consolidated statements of earnings, cash flows, and stockholders’ equity for the fifty-two weeks ended September 27, 2009, September 28, 2008, and September 30, 2007, and the effectiveness of internal control over financial reporting as of September 27, 2009, which reports appear in the September 27, 2009, annual report on Form 10-K of Jack in the Box Inc.
Our report on the consolidated financial statements dated November 19, 2009, contains an explanatory paragraph that states that Jack in the Box Inc. changed its method of accounting for defined benefit plans in fiscal 2007 and its method of accounting for uncertainty in income taxes in fiscal 2008 due to the adoption of new accounting pronouncements.
/s/ KPMG LLP
San Diego, California
November 19, 2009